Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of our report dated November 21, 2003, relating to the financial statements and financial highlights which appears in the October 31, 2003 Annual Report to Shareholders of Legg Mason Classic Valuation Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “The Fund’s Independent Accountants” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Baltimore, Maryland
February 12, 2004